Code of Ethics

As of

November 2019

I.       Preamble

The Code of Ethics (the “Code”) for Impax Asset Management Group plc, Impax Asset Management Limited, Impax Asset Management (AIFM) Ltd, Impax Asset Management LLC, Pax Ellevate Management LLC, Impax Asset Management (Hong Kong) Ltd and Impax Asset Management (Ireland) Ltd (collectively, “Impax”), and Pax World Funds Series Trust I and Pax World Funds Series Trust III (the “Pax World Funds”), has been adopted in accordance with the rules under the Investment Company Act of 1940 and the Investment Advisers Act of 1940.1

Impax has established and maintains a standard of business conduct consistent with the firm’s fiduciary obligation to its clients. All employees of the firm are required to comply with the Code and the laws of their respective jurisdictions.

Impax has an affirmative statutory obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information and breaching fiduciary obligations to its clients.

Supervised Persons will receive the Code initially when hired and thereafter on an annual basis. Supervised Persons are required to provide a written acknowledgement of receipt of the Code. The written acknowledgement requirement may be satisfied by signing the attached attestation page and returning it to Compliance.

A Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or an employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser.

Supervised Persons are required to report to Compliance any violations of this Code of which they have knowledge. Supervised Persons are deemed to be subject to Impax’s supervision and control under the Code.

For the avoidance of doubt, Impax defines all Supervised Persons (e.g., employees, contractors (short and long-term), consultants, interns and any other persons deemed to be subject to Impax’s supervision) as Access Persons for purposes of the Code.

A.	Statement of Fiduciary Responsibility and Business Conduct

This Code is based on the overriding principle that Supervised Persons act as fiduciaries for the investments of clients of Impax and the shareholders in the Pax World Funds. Accordingly, supervised persons must conduct their business activities at all times in accordance with federal securities laws and the following standards:

[1]	Both Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 require a written Code of Ethics. This Code of Ethics combines both rules into a single document for better ease of use and understanding.

Clients and Shareholders’ interests come first. In the course of fulfilling their duties and responsibilities to Impax clients and Pax World Funds’ shareholders, Supervised Persons must at all times place the interests of Impax clients and Pax World Fund shareholders first. In particular, Supervised Persons must avoid serving their own personal interests ahead of the interests of Impax clients and Pax World Fund shareholders.

Conflicts of Interest. Supervised Persons must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to Impax clients and Pax World Fund shareholders.

Compromising situations must be avoided. Supervised Persons must not take advantage of their position of trust and responsibility at Impax. Supervised Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interest of Impax clients and Pax World Fund shareholders.

The remainder of this Code sets forth specific rules and procedures which are consistent with the aforementioned fiduciary responsibilities and standards of business conduct. Supervised Persons are required to report any violations of this Code to Compliance.

B.	Unlawful Actions with Respect to Impax clients and the Pax World Funds

Under Rule 17j-1, no Supervised Person shall, directly or indirectly:

Employ any device, scheme or artifice to defraud a client (including any Pax World Fund);

Make to any client of Impax (including any Pax World Fund) any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made to such client, in light of the circumstances under which they are made, not misleading;

To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client (including any Pax World Fund); or

To engage in any manipulative practice with respect to an Impax client (including any Pax World Fund.)

C.	Gift and Entertainment Policy

Conflicts of interest occur when personal interests interfere or appear to interfere with Impax’s responsibilities to its clients (including the Pax World Funds.) Therefore, no Supervised Person shall seek, accept or provide gifts or entertainment without first consulting and complying with the Impax Gift and Entertainment Policy.

D.	Insider Trading

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material non-public information or selectively to disclose such information to others who may trade based on that information. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the company. Although there are exceptions to these prohibitions, these exceptions are limited.

“Non-public” information is any information that has not been disclosed generally to the marketplace. Information received about a company that is not yet in general circulation should be considered non-public. As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications, to show that the information is public.

“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, such information could include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

Material non-public information might be inadvertently disclosed to you by a company director, officer or employee. It also might be disclosed to you by persons with business relationships with the company. In such a case, you should immediately report the facts to Compliance for a decision regarding appropriate steps.

In addition, whenever you receive information about a company, you should refrain from trading while in possession of that information unless you first determine that the information is publicly available. You should also refrain from disclosing the information to others, such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reasons. If you have any questions at all as to whether the information is material and non-public, you should consult Compliance.

Supervised Persons should not make a determination of whether non-public information is material. Supervised Persons must contact Compliance with respect to such non-public information prior to engaging in any trading, recommended trading, or divulging of the information.

Supervised Persons shall not disclose any non-public information (whether or not it is material) relating to Impax or its securities transactions to any person outside Impax, unless such disclosure has been authorized by Impax. Material, non-public information should be kept confidential and may not be communicated to any person except members of the Board of Directors of Impax, the compliance and legal departments and other firm employees who the Board of Directors or Chief Compliance Officer determines need such information to carry out their professional responsibilities. Such person must treat the information confidentially and the information must be secured.

II.       Compliance Procedures

A.	Pre-clearance

The following pre-clearance policies and procedures have been established to aid all Supervised Persons in their duty to detect and prevent insider trading. Further, the procedures will help ensure that Supervised Persons do not engage in trading practices that appear abusive or unethical.

Pre-Clearance. All Supervised Persons shall obtain clearance prior to effecting any Covered Security transactions in which they, their families (including spouse, minor children and adults living in the same household of the Supervised Person), or trust of which they are trustees or in which they have a beneficial interest are parties. Pre-clearance procedures are attached as Appendix B and must be followed by all Supervised Persons.

Requests for Pre-Clearance. All requests for pre-clearance must be made electronically. All clearance or denial of clearance decisions will be delivered electronically. Trade requests will be addressed by Compliance in a reasonable amount of time. Supervised Persons should not expect immediate or same day response to trade clearance requests and should plan accordingly.

72/24 Hour Rule. Clearance will be effective for a period not longer than 72 hours. Clearance to trade, however, will not be granted if Impax traded or intends to trade a security on behalf of any client within a 24- hour period before or after clearance is requested. Intention to trade may be indicated by a recommendation by Impax staff that a security be traded on behalf of a client, or a pending order on the Impax trade blotter.

Holding Period. Any security purchased must be held for a minimum of 30 days before requesting approval to sell the holding. In limited instances, such as personal financial emergency, exceptions may be granted by Compliance.

Exceptions to Pre-Clearance Requirements. Purchases or sales of Covered Securities that are non-volitional on the part of the Supervised Person generally do not require pre-clearance. Examples include:

-	Mergers, recapitalizations, or similar transactions;

-	The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

-	Exercise of an option or a single transaction to satisfy an option obligation, as long as the original option transaction was properly pre-cleared;

-	Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of securities to the extent such rights were acquired from such issue, and sales of such rights so acquired;

-	Regularly scheduled and matching contributions to and withdrawals from a mutual fund or collective trust in a benefit plan;

-	Periodic purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the transactions are not subject to the discretion of the buyer or seller;

-	Acquisition of securities by gift or inheritance, although transactions in such securities after their acquisition are covered;

-	Bona fide gifts of securities by you, unless you have reason to believe the recipient intends to sell the securities while possessing Material Non-Public Information;

-	Acceptance or vesting and any related stock withholding of stock options, restricted stock, restricted stock units, phantom stock units, or other grants issued under incentive compensation plans; and

-	Rebalancing or changes in allocation to a Savings Plan (e.g., 401(k) plan) except in the case of security transactions in a self-directed brokerage account or other similar structure within the aforementioned plan

Confidentiality. Requests for clearance will be kept confidential by Compliance.

Certain high-risk trading activities, if used in a Supervised Person’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments. Supervised Persons should understand that short sales and trading in derivative instruments involve special risks. For example, if Impax becomes aware of material, non-public information about the issuer of the underlying securities, employees may find themselves “frozen” in a position in a derivative security. Impax will not bear any losses resulting in personal accounts through the implementation of this policy.

B.	Reporting Requirements for Access Persons

To ensure that Supervised Persons do not conduct abusive or unethical trading practices, each Supervised Person and his/her family members (including spouse whether or not recognized by law, minor children, and adults living in the same household) will submit to Compliance a listing of all Covered Securities owned of record and beneficially held (including shares of a mutual fund which the Supervised Person advises or sub-advises and shares of any mutual fund advised by an affiliate of Impax if under common control and Covered Security ownership in trusts and other nominee accounts, however, Covered Securities held in accounts over which such person does not have any direct or indirect control should not be included so long as the identity of the account is disclosed to Compliance, along with information to substantiate the account’s independence as requested by Compliance).

Initial Holdings Report – Each Supervised Person must file an Initial Holdings Report with Compliance within ten (10) days of becoming a Supervised Person.

The Initial Holdings Report shall include:

The title, number of shares and principle amount of each security held unless otherwise exempt by this document in which the Supervised Person had any direct or indirect beneficial ownership when the person became a Supervised Person.

The name of any broker, broker dealer or bank with whom the Supervised Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person as of the date the person became a Supervised Person; and

The date that the report is submitted by the Supervised Person.

Note: The information in the Initial Holdings Report must be no older than 45 days prior to becoming a Supervised Person. Account statements may be utilized to satisfy the above requirements.

Quarterly Transaction Report – Each Supervised Person must file a completed Quarterly Transaction Report with Compliance within thirty (30) days after the end of the calendar quarter in which the transactions to which the report relates were effected.

The Quarterly Transaction Report shall include:

The date of the transaction, the title, the interest rate, and maturity date (if applicable), the number of shares and the principle amount of each security;

The nature of the transaction, (i.e., purchase sale, etc);

The price of the security at which the transaction was affected; and

The date on which the Report was submitted by the Supervised Person

Supervised Persons are NOT required to furnish a quarterly report if it would duplicate information contained in an account statement received by Impax not later than 30 days after the close of the calendar quarter in which the transaction takes place.

Annual Holdings Reports – Annually, each Supervised Person must file a completed Annual Holdings Report with Compliance. This report must be current as of no more than forty-five (45) days before the report is submitted.

The Annual Holdings Report shall include:

The title and number of shares (to equity securities) and principle amount (for debt securities) of each Covered Security in which the Supervised Person had any direct or indirect beneficial ownership;

The name of any broker, dealer or bank in which the Supervised Person maintains an account where securities are held in the direct or indirect benefit of the Supervised Person; and

The date that the report was submitted by the Supervised Person.

C.	Monthly Statements for Supervised Persons

In order to ensure that the provisions of this Code are observed each Supervised Person shall direct his/her broker, dealer, transfer agent, or bank to supply Compliance, on a timely and confidential basis, duplicate copies of monthly statements for all Covered Securities.

III.       Prohibited Transactions for Supervised Persons

No Supervised Person shall engage in any act, practice or course of conduct, which would violate the provisions of any applicable federal securities law, such as:

•	Disclose to other persons the securities activities engaged in or contemplated for any Impax client, including the Pax World Funds.

•	Directly or indirectly acquire any beneficial interest in securities in an initial public offering (“IPO”) or in a private placement without prior, documented approval from Compliance.

•	Make any purchase or sale including a “put” or “call” or a short sale of a security, in anticipation of its being approved for purchase or sale by any Impax client, including the Pax World Funds.

•	Execute or place orders for transactions for themselves or members of their immediate families twenty-four (24) hours before or after the security has been purchased or sold by a client of Impax, including the Pax World Funds.

•	Executing a principal or cross trade with a client of Impax.

•	Selling short and security recommended by Impax for purchase.

The prohibitions of this Section III shall not apply to:

Purchases or sales effected in any account over which the Supervised Person has no direct or indirect influence or control;

Purchases or sales which are non-volitional on the part of either the Supervised Person or the Trust;

Purchases which are part of an automatic investment plan;

Purchases affected upon the exercise of rights issued by an issuer pro-rata to all holders of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.       Sanctions

All Supervised Persons of Impax are required to promptly report any violations of this Code of Ethics to Compliance. Upon discovering a violation of this Code, Compliance may issue a verbal warning or memorandum of reprimand and notify senior management or the relevant Board of Trustees or Directors, as an initial warning to the subject party. Upon discovery of a second violation, Compliance shall report the same to the relevant Board of Trustees or Directors and shall conduct an in-person meeting with such individual to discuss compliance with the Code of Ethics. For any subsequent violations by the same individual, any or all of the other sanctions listed below may be imposed. The imposition of any of these sanctions will be documented and kept in such person’s personnel file. This list however, is not intended to be exhaustive and may be modified based on the nature of the violation:

Verbal warning

Memorandum of reprimand;

In-Person meeting with the Chief Compliance Officer or Board of Trustees or Directors or any combination of the above to discuss compliance with the Code of Ethics;

Disgorgement of profits;

Reduction of salary or bonus;

Suspension;

Termination of employment;

Notification of appropriate governmental, regulatory, or legal authority.

V.       Material Holdings

Impax clients, including the Pax World Funds will not acquire or hold securities of which the Funds’ officers, directors or employees hold a material amount. Holdings of 10 percent or more will be construed as material holdings.

VI. Reporting

No less frequently than annually, Impax Asset Management LLC Compliance will furnish to the Pax World Funds’ Boards, and the Boards must consider, a written report that, 1. describes any issues arising under the Code of Ethics or procedures since the last report to the Funds’ Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and any sanctions imposed in response to the material violations; and, 2. certifies that the Pax World Funds and the Funds’ Adviser have adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code of Ethics.

VII.       Definitions

•	Access Person – Any Supervised Person.[2]

•	Beneficial Ownership – Shall be defined and interpreted in the same manner as it would be in determining whether a person is a subject to the provisions of Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder. In general terms beneficial ownership includes situations where the “access person” has the right to enjoy some economic benefit from the ownership of the security regardless of who is the registered owner. This includes:

°	Securities held by a member of the “access person’s” immediate family sharing the same household, including adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

°	Securities held by the partnership or limited partnership of which the “access person” is a general partner.

°	Securities held in trust in which the “access person” has an interest.

°	Securities that the “access person” has a right to acquire through the exercise or conversion of any derivative security, whether or not presently exercisable.

[2]	Rule 17j-1 under the Investment Company Act defines Access Person to:

(i)	Any advisory person of a Fund or of a Fund’s adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of the Fund’s directors, officers, and general partners are presumed to by Access Persons of the Fund.
(ii)	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale or sale of Covered Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Rule 204A-1 under the Investment Advisers Act defines an Access Person to be:

(i)	Any supervised persons:
a.	Who have access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
b.	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

•	Compliance – the relevant Compliance Department of each registered investment adviser of Impax. For all Impax staff located in North America, this shall mean the Compliance Department of Impax Asset Management LLC, located in Portsmouth, New Hampshire. For all staff located in Europe and Asia, this shall mean the Compliance Department of Impax Asset Management Ltd, located in London, England.

•	Control – The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. There is a presumption of control on the part of any person who owns beneficially 25% of the voting securities of the company.

•	Covered Securities – A security as defined in section 2(a)(36) of the Investment Company Act of 1940. A covered security includes but is not limited to:

°	Any note;

°	Stock;

°	Treasury stock;

°	Security future;

°	Bond;

°	Debenture; or

°	Evidence of indebtedness

°	Shares of a mutual fund which the Supervised Person advises or sub-advises and shares of any mutual fund advised by an affiliate of Impax if under common control.

The following are not Covered Securities and are exempt from the reporting requirement:

°	Any securities held in accounts over which Impax and the individual have no direct or indirect influence or control (Compliance will require that Supervised Persons provide information to substantiate independence);

°	Direct obligations of the United States Government

°	Certain Money Market Instruments

°	Share of open-end investment companies